EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 16, 2014, relating to the financial statements and financial highlights which appears in the August 31, 2014 Annual Report to Shareholders of Delaware Tax-Free Minnesota Intermediate Fund (constituting Voyageur Intermediate Tax-Free Funds), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
December 30, 2014